UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 8, 2007
Date of Report (Date of earliest event reported)

ITONIS INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52201	26-0881302
(State or other jurisdiction of	(Commission File	(IRS Employer Identification
incorporation)	Number)	No.)

502 East John Street, Carson City, Nevada	89706
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01	Entry Into a Material Definitive Agreement

Agreement to Acquire Aquos Media Limited

On September 8, 2007, ITonis Inc. (“We” or the “Company”) entered into a share purchase agreement among the Company, iOcean Media Limited (“iOcean”) and Aquos Media Limited (“Aquos”), a wholly owned subsidiary of iOcean. The following summary of the Share Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Share Purchase Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K.

The Share Purchase Agreement provides that we will acquire all of the issued and outstanding shares of Aquos in consideration for the issuance to iOcean of a number of shares of our common stock such that iOcean will own 49% of our issued and outstanding shares immediately following the completion of the acquisition. In addition, we will agree to issue additional shares to iOcean equal to 25% of the original number of shares issued on the date upon which the gaming portion of the license and permits held by Aquos is live and selling lottery tickets. iOcean has agreed to enter into a voting agreement that will govern the voting of its shares for a period of one year following the date of closing. All shares issued to iOcean will be “restricted securities” under the Securities Act of 1933.

iOcean has been engaged in the business of assembling license and permits for Internet television broadcasting in China and the resale of authorized Chinese lottery gaming products. As part of its business efforts, iOcean has entered into a letter of intent with Pilot Media Limited, a corporation incorporated under the laws of China. The letter of intent contemplates the formation of a joint venture in China for the establishment of an online television network platform in China. Under the proposed letter of intent, Pilot would be responsible for providing the television network platform and operational management of the joint venture and iOcean would be responsible for financing, business development and intellectual property. The internet television platform will be used for internet television broadcasting and for the delivery of Chinese lottery gaming products. iOcean will retain rights to deliver Chinese lottery gaming products on the internet itself, and through other means of distribution, such as mobile phones.

iOcean has agreed upon execution of the Share Purchase Agreement to assign and transfer all of its right, title and interest in and to the Pilot letter of intent to Aquos and to use its best efforts to obtain the written consent of Pilot to this assignment and transfer. Following completion of the acquisition, iOcean will cause all future agreements with Pilot that are contemplated in the Pilot letter of intent to be negotiated and executed by Aquos as a subsidiary of the Company. Further, iOcean has agreed to use its best efforts to assist in these negotiations in good faith to ensure that the definitive agreements contemplated in the Pilot letter of intent are achieved.

Forthwith following execution of this Agreement, iOcean will use its best efforts to ensure that the licenses and permits required for the conduct of the planned television over the Internet business, as specified in the Share Purchase Agreement, are secured by Aquos by no later than October 31, 2007. In the event that the acquisition is completed prior to these licenses and permits being secured and Aquos has not secured these licenses and permits by October 31, 2007, then we will have the right under an option agreement to be executed on closing to re-purchase the shares issued to iOcean on closing by delivering notice of exercise of the option together with an assignment of the shares of Aquos acquired to iOcean. If we exercise this option, all shares issued to iOcean will be deemed to be cancelled and we will have no further interest in Aquos.

Upon closing, iOcean will have the right to appoint one nominee to our board of directors who will be appointed on closing of the acquisition. We anticipate that our board of directors will consist of these three directors for at least one year after the closing, including the one nominee of iOcean.

Closing of the acquisition is subject to the following conditions, as well as customary conditions of closing:

  assignment of the Pilot letter of intent by iOcean to Aquos;

  Aquos having obtained all requisite licenses and permits, unless otherwise agreed by us; and

  delivery of audited and interim financial statements of Aquos, audited in accordance with U.S. GAAP as required, for those periods necessary to enable us to comply with our reporting obligations under the Securities Exchange Act of 1934 as a consequence of completion of the acquisition of Aquos.

We anticipate that the closing of the acquisition of Aquos will take place on or about October 15, 2007. There is no assurance the acquisition will be completed or that Aquos will obtain the required licenses and permits.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01	Financial Statements and Exhibits

(a)	Financial Statements of Business Acquired.

Not applicable.

(b)	Pro forma Financial Information.

Not applicable.

(c)	Shell Company Transaction.

Not applicable.

(d)	Exhibits.

Exhibit	Description

10.1	Share Purchase Agreement between the Company, iOcean Media Limited and Aquos Media Limited dated September 8, 2007

SIGNATURES

Pursuant to the requirements of the Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ITONIS INC.

Date: September 13, 2007	By:	/s/ Thomas N. Roberts

Thomas N. Roberts

President and Chief Executive Officer